Penola Inc.
                                492 Gilbert Road
                           West Preston, Victoria 3072
                                    Australia
                             Tel: +61 (3) 9605 3907

                                October 14, 2011

VIA EDGAR

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Attention: Anne Nguyen Parker, Esq.

       Re: Penola Inc., a Nevada corporation (the "Company")
           File No. 333-175529
           Request for Withdrawal

Dear Ms Nguyen Parker:

     Pursuant to the staff's telephone conversation of October 12, 2011, with counsel to the Company, the Company hereby requests the immediate withdrawal of its letter to the Securities and Exchange Commission, dated October 12, 2011, requesting that effectiveness of the Company's Registration Statement on Form S-1, File No. 333-175529, be accelerated.

                                 Very truly yours,

                                 PENOLA INC.



                                 By: /s/ Filomena Gencarelli
                                    --------------------------------------------
                                 Name:  Filomena Gencarelli
                                 Title: President

cc: Thomas E. Puzzo, Esq.